Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Today - Friday, May 6, 2011 at 10:00 AM ET
Webcast / Replay URL:	http://www.strong-world.com/IREvents.aspx or www.earnings.com The replay will be available on the Internet for 90 days.
Dial-in number:	800 732 6870 (no pass code required)

Ballantyne Q1 EPS Rose to $0.11 from $0.07 on

26% Increase in Net Revenues to $31.9 Million

OMAHA, Nebraska (May 6, 2011) Ballantyne Strong, Inc. (NYSE Amex: BTN), a provider of digital cinema projection equipment and services, cinema screens and other cinema products, today reported financial results for the first quarter (Q1) ended March 31, 2011.

First Quarter Results

Ballantyne Strong’s net revenues rose 26% to $31.9 million, led by strong performances from the Company’s cinema screen and service businesses.  Cinema screen net sales achieved an approximate 93% year-over-year increase to $6.8 million.  The continuing strong demand for 3D-compatible silver screens helped drive this growth, which was also buoyed by the 35% added manufacturing capacity expansion at the Company’s state-of-the-art Quebec facility.

The Company’s digital cinema services group generated a 177% revenue increase to $2.5 million, compared to $0.9 million a year ago.  The level of cinema services was negatively impacted by temporary delays for certain exhibitor customers seeking third-party equipment financing during Q1.

Digital cinema product sales rose approximately 34% to $18.6 million, compared to $13.9 million in the year-ago period.  Similar to the services business, the timing of certain equipment sales was delayed due to the temporary unavailability of capital for the expected purchases, prior to quarter-end.

Ballantyne’s net earnings were $1.5 million, or $0.11 per diluted share, compared to $1.0 million, or $0.07 in Q1 2010.

Consolidated gross profit increased 41% to $6.1 million, or a 19% gross margin on net revenues, compared to gross profit of $4.3 million, or 17% of net revenues in the year-earlier period.  The 200 basis point gross profit margin rise reflects the relative Q1 contribution from Ballantyne’s cinema screen and service businesses, which performed well during the period.  Selling and administrative expenses were $3.8 million, or 12% of net sales, up from $2.7 million in Q1 ‘10, or 10.7% of net sales.  The year-over-year increase was primarily due to the hiring of several additional sales personnel, the expansion of the Company’s Asian operations and an increase in professional fees.

Balance Sheet and Cash Flow Update

Ballantyne finished the period with $11.6 million in cash and cash equivalents, compared to $22.3 million at December 31, 2010.  The difference in the balance was largely a timing issue related to the temporary delay in certain digital projection equipment sales that ultimately did not get shipped before quarter-end.  As a result, the Company recorded cash flow used in operations of $9.4 million during the period and spent $1.8 million on capital expenditures, including $1.4 million for the continuation of the expansion work on its cinema screen manufacturing facility.

Commenting on Q1 results, President and CEO Gary L. Cavey stated, “We achieved solid Q1 results although the timing of certain digital projection equipment shipments was delayed, principally due to customer financing issues with third-party lenders.  This development negatively impacted our Q1 top- and bottom-line performance.  Fortunately, some of the financing bottleneck has been alleviated subsequent to quarter-end, and we are off to a strong start in Q2.

“Our cinema screens business achieved its best-ever results in Q1 and with the manufacturing capacity expansion at our state-of-the-art Quebec facility now behind us, we remain excited about this phase of our business.  We were also pleased with the performance of Ballantyne’s cinema services group during the period, including the addition of new Network Operations Center (NOC) monitoring customers.  The financial contribution from our services business would also have been greater had the aforementioned financing delays not pushed certain equipment sales to the following quarters.”

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong is a provider of digital cinema projection equipment and services as well as cinema screens, motion picture projectors and specialty lighting equipment and services.  The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne Strong, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2011	2010

Net revenues	$31,874	$25,338
Cost of revenues	25,821	21,042
Gross profit	6,053	4,296

Selling and administrative expenses:
Selling	981	715
Administrative	2,834	2,001
Total selling and administrative expenses	3,815	2,716
Gain on sale of assets	1	—
Income from operations	2,239	1,580

Net interest expense	(11)	(4)
Equity in loss of joint venture	(144)	(159)
Other expense, net	—	(44)
Earnings before income taxes	2,084	1,373
Income tax expense	(567)	(374)
Net earnings	$1,517	$999
Basic earnings per share	$0.11	$0.07
Diluted earnings per share	$0.11	$0.07

Weighted average shares outstanding:
Basic	14,318	14,075
Diluted	14,447	14,272

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	Mar. 31, 2011	Dec. 31, 2010
Assets
Current assets:
Cash and cash equivalents	$11,610	$22,250
Restricted cash	209	209
Accounts receivable (net of allowance for doubtful accounts of $270 and $306, respectively)	20,795	16,380
Unbilled revenue	2,287	7,057
Inventories:
Finished goods, net	22,783	21,857
Work in process	765	432
Raw materials and components, net	5,197	5,651
Total inventories, net	28,745	27,940
Recoverable income taxes	82	5
Other current assets	5,006	5,571
Total current assets	68,734	79,412
Investment in joint venture	1,915	2,070
Property, plant and equipment, net	11,479	9,750
Other non-current assets	615	723
Deferred income taxes	602	76
Total assets	$83,345	$92,031
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,645	$30,751
Other accrued expenses	4,224	3,890
Customer deposits	4,387	2,849
Income tax payable	680	1,521
Total current liabilities	27,936	39,011
Other non-current liabilities	630	643
Total liabilities	28,566	39,654
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000 shares; issued 16,549 shares in 2011 and 16,453 shares in 2010	166	165
Additional paid-in capital	36,795	36,241
Accumulated other comprehensive income: Foreign currency translation	590	260
Minimum pension liability	80	80
Retained earnings	32,531	31,014
	70,162	67,760
Less 2,140 of common shares in treasury, at cost	(15,383)	(15,383)
Total stockholders’ equity	54,779	52,377
Total liabilities and stockholders’ equity	$83,345	$92,031

Selected Cash Flow Statement Items

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Net cash used in operating activities	$(9,426)	$(787)
Cash flows from investing activities:
Proceeds from sale of assets	29	—
Capital expenditures	(1,791)	(148)
Net cash used in investing activities	(1,762)	(148)
Cash flows from financing activities:
Proceeds from exercise of stock options	47	—
Excess tax benefits from share-based compensation	300	—
Issuance of restricted stock	163	—
Net cash provided by financing activities	510	—
Effect of exchange rate changes on cash and cash equivalents	38	98
Net decrease in cash and cash equivalents	(10,640)	(837)
Cash and cash equivalents at beginning of period	22,250	23,589
Cash and cash equivalents at end of period	$11,610	$22,752

CONTACT:
Kevin Herrmann	Robert Rinderman, David Collins
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com

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